SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

      Filed by the Registrant

      Filed by a Party other than the Registrant

      Check the appropriate box:

        Preliminary Proxy Statement

        Confidential, For Use of the Commission Only (as permitted by Rule  14a-6(e)(2))

        Definitive Proxy Statement

        Definitive Additional Materials

        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LCC INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined)

      (4)  Proposed maximum aggregate value of transaction:

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        Fee paid previously with preliminary proxy materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the off-setting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, VA 22102

April 24, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of LCC International, Inc. (the “Company”), to be held on Thursday, May 24, 2001 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102.

      At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of seven members of the Board of Directors; (ii) the ratification of the appointment of KPMG LLP as the Company’s independent auditors; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, proxy statement and form of proxy and the Company’s Annual Report to Stockholders are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

      Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 2001 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed proxy card as soon as possible.

Sincerely,

C. THOMAS FAULDERS, III
Chairman and Chief Executive Officer

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2001

      NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of LCC International, Inc. (the “Company”) will be held on Thursday, May 24, 2001 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, to consider and act upon the following proposals:

1. To elect seven members of the Board of Directors;

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on April 18, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Class A Common Stock and Class B Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the Company’s stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at the Company’s offices.

By Order of the Board of Directors

PETER A. DELISO
Secretary

McLean, Virginia
April 24, 2001

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders
May 24, 2001

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

      This Proxy Statement and the accompanying Notice of Annual Meeting and form of Revocable Proxy are being furnished, on or about April 24, 2001, to the stockholders of LCC International, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2001 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 24, 2001 at 10:00 a.m. (eastern daylight time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, and any adjournment thereof.

      The purpose of the Annual Meeting is (i) to elect seven members of the Board of Directors; (ii) to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2001; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. Executed but unmarked proxies will be voted: (i) FOR the election of seven directors to the Board of Directors; and (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at its Annual Meeting.

      The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. The Company has retained D.F. King & Co., Inc. to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $3,500. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

      The securities which can be voted at the Annual Meeting consist of shares of Class A Common Stock, par value $.01 (“Class A Common Stock”), and Class B Common Stock, par value $.01 (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), of the Company. Each outstanding share of Class A Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. Each outstanding share of Class B Common Stock entitles its owner to ten votes on each matter as to which a vote is taken at the Annual Meeting. The close of business on April 18, 2001 has been fixed by the Board of Directors as the record date (the “Record Date”) for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the Record Date was 12,097,640 and 8,446,833, respectively. The presence, in person or by proxy, of shares of Common Stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting. Stockholders’ votes will be tabulated by the Company’s Secretary and Assistant Secretary, who have been appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Under Delaware corporate law and the Company’s Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or the Company’s Restated Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes are not included as votes cast and accordingly will be excluded from the total number of votes upon which a majority is based. Thus, votes to abstain and broker non-votes will have no effect on the vote tabulation for such proposals.

      The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 2, 2001 by (i) each director (and director nominee), (ii) the Chief Executive Officer that served during 2000, each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2000, and one other individual who would have been among the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2000, except that he was not serving as an executive officer at the end of fiscal year 2000 (the “Named Executive Officers”), (iii) all persons known to the Company to be beneficial owners of more than 5% of its outstanding Class A or Class B Common Stock and (iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the Securities and Exchange Commission (the “Commission”) or information provided to the Company by such persons. Under the rules of the Commission, a person is deemed a “beneficial owner” of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

	Number of Shares
			Percent of
	Number of	Number of	Common Stock
Name, Address and Title(1)	Class A Shares	Class B Shares	Outstanding

RF Investors, L.L.C. (2)(3)	28,411	8,446,833	41.3%
211 North Main Street
Alexandria, Virginia 22314

Telcom Ventures, L.L.C. (4)	873,498	8,446,833	45.4%
211 North Union Street
Alexandria, Virginia 22314

Cherrywood Holdings, Inc. (4)	873,498	8,446,833	45.4%
211 North Union Street
Alexandria, Virginia 22314

WorldCom, Inc. (5)	2,841,099	—	13.8%
MCI WORLDCOM Network Services, Inc. (5)
500 Clinton Center Drive
Clinton, Mississippi 39056

Wellington Management Company, LLP (6)	1,185,300	—	5.8%
Wellington Trust Company, NA (6)
75 State Street
Boston, Massachusetts 02109

J.P. Morgan Chase & Co. (7)	848,849	—	4.1%
270 Park Avenue
New York, NY 10017

Dr. Rajendra Singh, Director (2)(3)(4)(8)	913,498	8,696,833	46.2%
c/o Telcom Ventures, L.L.C
211 North Union Street
Alexandria, Virginia 22314

Neera Singh, Director (2)(3)(4)(8)	913,498	8,696,833	46.2%
c/o Telcom Ventures, L.L.C
211 North Union Street
Alexandria, Virginia 22314

	Number of Shares
			Percent of
	Number of	Number of	Common Stock
Name, Address and Title(1)	Class A Shares	Class B Shares	Outstanding

Susan Mayer, Director (9)	2,841,099	—	13.8%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Mark D. Ein, Director (10)	81,000	—	0.39%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Dr. Arno A. Penzias, Director (11)	39,333	—	0.19%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Steven J. Gilbert, Director (12)	10,000	—	*
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Gregory S. Ledford, Director (13)	6,667	—	*
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

C. Thomas Faulders, III (14)	396,300	—	1.9%
Chairman of the Board and Chief Executive Officer
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Michael S. McNelly (15)	65,000	—	0.32%
Senior Vice President, The Americas
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

David N. Walker (16)	60,000	—	0.29%
Senior Vice President, Treasurer and
Chief Financial Officer
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Peter A. Deliso (17)	59,667	—	0.29%
Vice President, Corporate Affairs & Business Development, General Counsel and Secretary
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Peter R. Zaugg (18)	56,000	—	0.27%
Senior Vice President, Europe, Middle East, Africa and Asia Pacific
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Number of Shares
Percent of
	Number of	Number of	Common Stock
Name, Address and Title(1)	Class A Shares	Class B Shares	Outstanding

Donald R. Rose (19)	—	—	—
Senior Vice President and Chief Operating Officer
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

All directors and executive officers as a group (20)	4,566,424	8,696,833	61.8%

*	Less than 0.1%.

(1)	Unless otherwise noted, the Company believes that each of the stockholders has sole voting and dispositive power with respect to the shares of Common Stock owned by it, him or her.

(2)	Includes 85,233 shares of Class B Common Stock received from Cherrywood Holdings, Inc. (“Cherrywood”) and 28,411 shares of Class A Common Stock received from TC Group, L.L.C. (“TC Group”), an affiliate of certain entities formed by The Carlyle Group, a Washington, D.C.-based investment group (the “Carlyle Investors”). These shares of Class A and Class B Common Stock were received as a result of the merger of LCC, L.L.C., the Company’s predecessor (the “Limited Liability Company”), with and into the Company (the “Merger”) in connection with the initial public offering of the Company’s Class A Common Stock in September 1996 (the “Offering”). These shares were transferred to RF Investors, L.L.C. (“RF Investors”) in April 1997. Cherrywood and TC Group hold 0.75% and 0.25%, respectively, of the outstanding equity interests of RF Investors. The remaining 99% is held by Telcom Ventures, L.L.C. (“Telcom Ventures”).

(3)	Represents 100% of the outstanding shares of the Class B Common Stock.

(4)	Seventy-five percent of the capital stock of Telcom Ventures is owned by Cherrywood, and 25% of the capital stock of Telcom Ventures is owned by certain entities formed by the Carlyle Investors. Cherrywood is owned by Dr. Rajendra Singh, Neera Singh and certain Singh Children Family Trusts. Dr. Rajendra Singh and Neera Singh are the executive officers of Cherrywood and its sole directors.

(5)	Represents 23.5% of the outstanding shares of Class A Common Stock. MCI WORLDCOM Network Services, Inc. (formerly known as MCI Telecommunications Corporation) is a wholly owned subsidiary of WorldCom, Inc. According to the Amendment No. 1 to the Schedule 13D filed on February 14, 2001, WorldCom, Inc. and MCI WORLDCOM Network Services, Inc. have the shared power to vote and the shared power to direct the disposition of such shares.

(6)	Represents 9.8% of the outstanding shares of Class A Common Stock. Wellington Trust Company, NA is a wholly owned subsidiary of Wellington Management Company, LLP. According to the individual Schedule 13 G/ As filed on February 9, 2000 by each of Wellington Management Company, LLP and Wellington Trust Company, Wellington Management Company, LLP has the shared power to vote 875,000 shares of Class A Common Stock and the shared power to dispose or direct the disposition of 965,000 shares of Class A Common Stock, and Wellington Trust Company has the shared power to vote and the shared power to dispose or direct the disposition of 220,300 shares of Class A Common Stock.

(7)	Represents 7.0% of the outstanding shares of Class A Common Stock.

(8)	Includes all of the outstanding shares of Class B Common Stock and 250,000 shares of Class B Common Stock which may be acquired within 60 days pursuant to options granted to Dr. Rajendra Singh and Neera Singh pursuant to the Directors Stock Option Plan (the “Directors Plan”).

(9)	Consists entirely of shares held by WorldCom, Inc. and MCI WORLDCOM Network Services, Inc. Ms. Mayer has the power to vote or direct the voting of such shares.

(10)	Includes 60,000 and 20,000 shares which may be acquired within 60 days pursuant to options granted under the Directors Plan and the 1996 Employee Stock Option Plan (the “Employee Plan”), respectively.

(11)	Includes 33,333 shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan, and 6,000 shares held by this director’s wife. Dr. Penzias has decided not to stand for re-election, and his term of office as a director will end after the meeting to which this proxy statement relates.

(12)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan.

(13)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan. Mr. Ledford is a Principal of The Carlyle Group, an affiliate of the Carlyle Investors. Mr. Ledford disclaims beneficial ownership of the shares of Common Stock owned indirectly by the Carlyle Investors through their 25% ownership of Telcom Ventures and any shares of stock issuable upon the exercise of stock options granted to TC Group in connection with the Offering.

(14)	Includes 266,667 shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(15)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(16)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(17)	Includes 58,167 shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(18)	Includes 50,000 shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan. Mr. Zaugg commenced a six-month paid leave of absence from the Company on March 1, 2001, and will resign from all positions held within the Company on September 1, 2001.

(19)	Mr. Rose resigned from the Company on March 31, 2000.

(20)	Does not include former executive officers. Includes (i) shares held by Telcom Ventures, (ii) shares which may be acquired within 60 days pursuant to options granted pursuant to the Employee Plan and the Directors Plan, as described in the footnotes to this table, (iii) 17,667 shares which may be acquired by Terri Feely, Vice President, Human Resources, within 60 days pursuant to options granted under the Employee Plan and (iv) 20,193 shares which may be acquired by Tricia L. Drennan, Vice President, Corporation Communications and Investors Relations, and Assistant Secretary within 60 days pursuant to options granted under the Employee Plan.

MATTERS TO BE ACTED ON

ELECTION OF DIRECTORS

(Proposal 1)

      The entire Board of Directors consists of eight members. At the Annual Meeting of Stockholders, seven directors will be elected, each to serve until the next Annual Meeting and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal. Dr. Arno A. Penzias, a current member of the Company’s Board of Directors, has decided not to stand for re-election, and his term of office as a director will end after the meeting to which this proxy statement relates. The Company’s Board of Directors is actively searching for a new director to replace Dr. Penzias.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.

The Board of Directors recommends a vote FOR the Election of its Nominees for Directors.

      The following table sets forth information with respect to the nominees of the Board of Directors for election as directors at the Annual Meeting.

Name	Age	Position	Director Since

Dr. Rajendra Singh	46	Director	1983

Neera Singh	42	Director	1983

Mark D. Ein	36	Director	1994

C. Thomas Faulders, III	51	Chairperson of the Board of Directors and	1999
		Chief Executive Officer

Steven J. Gilbert	54	Director	1999

Gregory S. Ledford	44	Director	1999

Susan Mayer	51	Director	2001

      Set forth below are descriptions of the backgrounds, principal occupations and positions and offices held by each of the Company’s directors.

      Dr. Rajendra Singh. Dr. Rajendra Singh has been a Director of the Company since its inception, is a member of the Compensation and Stock Option Committee and is a co-founder of the Company. Dr. Singh was President of the Company from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, was Treasurer from January 1994 until January 1996 and was the Chairperson of the Board of the Directors, Interim President and Chief Executive Officer from October 1998 to May 1999. Dr. Singh is also a co-founder and Director of Teligent, Inc., a Competitive Local Exchange Carrier, and the principal owner of Cherrywood Holdings, Inc (“Cherrywood”). Dr. Singh is also co-chair of the Members Committee of Telcom Ventures, an investment firm specializing in wireless system operators and emerging wireless technologies, as well as RF Investors. He is also a Director of Aether Systems, Inc., a provider of wireless data products and services, and XM Satellite Radio Holdings, Inc., a provider of satellite-transmitted, digital quality audio entertainment and information programming. In addition, Dr. Singh established, developed and directed APPEX, Inc., a billing services firm sold to Electronic Data Systems (EDS) in October 1990. Dr. Singh is married to Neera Singh, a Director and, until September 1996, an executive officer, of the Company.

      Neera Singh. Neera Singh is a co-founder of the Company and has been a Director of the Company since its inception and is a member and Chairperson of the Nominating Committee. Ms. Singh served as Vice President of the Company from its formation in 1983 to October 1991 and Executive Vice President from January 1994 until September 1996. Ms. Singh also served as Co-Chairperson of the Company from January 1995 until September 1996. Ms. Singh is also co-chair of the Members Committee of Telcom Ventures and RF Investors, and a principal owner of Cherrywood. Ms. Singh is married to Dr. Rajendra Singh, a Director and former executive officer of the Company.

      Mark D. Ein. Mark D. Ein has served as a Director of the Company since January 1994. He is a member and Chairperson of the Compensation and Stock Option Committee. Mr. Ein is the founder and Chief Executive Officer of Venturehouse Group, LLC, a technology holding company that creates, invests in and builds Internet, technology and telecommunications companies. Prior to forming Venturehouse Group, Mr. Ein was a Principal with The Carlyle Group, a large private equity firm with offices around the world. From 1992 to 1999, Mr. Ein was responsible for many of The Carlyle Group’s telecommunications investment activities. Mr. Ein has also worked for Brentwood Associates, a leading West Coast venture capital firm, and for Goldman, Sachs & Co. Mr. Ein also serves on the board of directors of Aether Systems, where he was a co-founder, as well as the boards of several private companies.

      C. Thomas Faulders, III. C. Thomas Faulders, III, was appointed Chairperson of the Board of Directors and Chief Executive Officer on May 15, 1999. Mr. Faulders served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc. from 1995 until the company was sold to TRW in 1998. During his tenure with BDM, Mr. Faulders served as President of the Integrated Supply Chain Solutions unit. From 1992 to 1995, Mr. Faulders was Vice President and Chief Financial Officer of Comsat Corporation, a provider of international communications and entertainment. From 1985 to 1992, he served in several senior sales, marketing and finance positions with MCI Communications Corporation, a long distance service provider.

      Steven J. Gilbert. Steven J. Gilbert has served as a Director of the Company since February 1999. He is a member and Chairperson of the Audit Committee. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion-dollar private equity fund. From 1992 to 1997, he was the Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, he was the managing director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert founded and was the managing general partner of Chemical Venture Partners (now Chase Capital). Mr. Gilbert has 30 years of experience in private equity investing, investment banking and law, and serves as a director of several multi-national high tech companies.

      Gregory S. Ledford. Gregory S. Ledford has been a Director of the Company since October 1999. He is a member of the Compensation and Stock Option Committee. He is a Principal of The Carlyle Group, a private investment firm and an affiliate of the Carlyle Investors, where he specializes in high-tech investment activities. From 1991 to 1997, Mr. Ledford served as Chairman and Chief Executive Officer of The Reilly Corporation, an affiliate of The Carlyle Group, which was successfully sold in 1997. Prior to joining The Carlyle Group in 1988, Mr. Ledford was Director of Capital Leasing for MCI Telecommunications.

      Susan Mayer. Susan Mayer has been a Director of the Company since January 2001 and is a member of the Audit and Nominating Committees. She is president of WorldCom Ventures, a subsidiary of WorldCom, Inc., where she manages over $1 billion worth of WorldCom assets in the telecom-focused venture capital fund. Prior to founding WorldCom Ventures, Ms. Mayer held several senior management positions at MCI Communications Corporation, including senior vice president of ventures and alliances, president and chief operating officer of SkyMCI and senior vice president of MCI corporate development. Ms. Mayer has also held strategic management positions with Communications Satellite Corporation and The Boston Consulting Group. Ms. Mayer also serves as a director of Rhythms NetConnections, Inc. and Acorn Networks, Inc.

      Dr. Arno A. Penzias. Dr. Arno A. Penzias has been a Director of the Company since July 1996. He is a member of the Audit Committee. Currently a venture partner at New Enterprises Associates, Dr. Penzias was until recently a Senior Technology Advisor of Lucent Technologies, Bell Labs Innovations, and a Venture Partner at New Enterprise Associates. From 1995 until 1996, Dr. Penzias was Vice President and Chief Scientist of AT&T Bell Laboratories. From 1981 through 1995, he was Vice President, Research, of AT&T Bell Laboratories. As a scientist, Dr. Penzias is best known for his contributions to astrophysics, which earned him the Nobel Prize for Physics in 1978.

Corporate Governance and Other Matters

      The Board of Directors has established a Nominating Committee for selecting nominees for election as directors. The Nominating Committee currently is comprised of Ms. Singh and Ms. Mayer; Ms. Singh is the Chairperson of the Nominating Committee. The Company’s Bylaws also permit stockholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of the Company and include certain information specified in Section 3.4 of the Company’s Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. The Bylaws also permit stockholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of the Company. To be timely for the Annual Meeting, notice must have been delivered to, or mailed to and received at, the principal executive offices of the Company no later than January 24, 2001. No such nominations or proposals have been received in connection with the Annual Meeting.

      The Board of Directors has also established a Compensation and Stock Option Committee (the “Compensation Committee”) and an Audit Committee. The Compensation Committee currently is comprised of Messrs. Ledford and Ein and Dr. Singh; Mr. Ein is Chairperson of the Committee. During fiscal year 2000, the Compensation Committee consisted of Mr. Gilbert, Mr. Ein and Dr. Singh; Mr. Gilbert was Chairperson of the Committee. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation, considers and makes recommendations to the Board of Directors with respect to general compensation matters and policies and employee benefit and incentive plans and administers the Company’s stock option plans, grants stock options under such stock option plans and exercises all other authority granted to it to administer such stock option plans. The Compensation Committee met three times during the year ended December 31, 2000, and it took action by unanimous written consent on one other occasion.

      The Audit Committee currently is comprised of Mr. Gilbert, Ms. Mayer and Dr. Penzias; Mr. Gilbert is Chairperson of the Committee. During fiscal year 2000, the Audit Committee was comprised of Mr. Ein, Dr. Penzias, Ms. Singh and Mr. Ledford; Mr. Ein was Chairperson of the Audit Committee. The Audit Committee’s responsibilities are described in the written charter adopted by the Board, which is attached as Exhibit A to this proxy statement, and includes examining and considering matters relating to the financial affairs of the Company, such as reviewing the Company’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of the Company’s internal financial and accounting controls. The Audit Committee held three meetings during the year ended December 31, 2000.

      During the year ended December 31, 2000, the Board of Directors held eight meetings, and it took action by unanimous written consent on one other occasion. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served during the period on which he or she served.

Compensation of Directors

      Fees. The Company has entered into agreements with Steven J. Gilbert, Mark D. Ein, Dr. Arno A. Penzias and Susan Mayer, pursuant to which the Company has agreed to compensate each of these directors for his or her services as a director as follows: (i) an annual fee of $20,000, (ii) a fee of $1,000 for each meeting of the Board of Directors he or she attends, (iii) an annual fee of $2,000 for each Committee on which he or she serves (Mr. Gilbert presently serves on the Audit Committee, Mr. Ein presently serves on the Compensation Committee, Susan Mayer currently serves on the Audit and Nominating Committees, and Dr. Penzias currently serves on the Audit Committee), and (iv) an annual fee of $3,000 for any committee which he chairs (Mr. Ein presently chairs the Compensation Committee and Mr. Gilbert presently chairs the Audit Committee). The Company paid Mr. Gilbert a total of $41,000, Mr. Ein a total of $40,000, and Dr. Penzias a total of $39,000 in connection with these agreements during the year ended December 31, 2000; Ms. Mayer did not join the Board of Directors until January 30, 2001. The Company does not provide compensation for Board of Directors service to Dr. Singh and Ms. Singh because of their affiliation with Telcom Ventures, Mr. Ledford because of his affiliation with the Carlyle Investors, and Mr. Faulders because of his employment with the Company.

      Stock Option Grants. The Directors Plan provides for the grant of options to directors who are not officers or employees of the Company and authorizes the issuance of up to 250,000 shares of Class A Common Stock and 250,000 shares of Class B Common Stock. The option exercise price for options granted under the Directors Plan is 100% of the fair market value of the underlying shares on the date of the grant of the options. Each director of the Company who is not eligible to hold shares of Class B Common Stock and whose commencement of service for the Company began before January 30, 2001, was granted an initial option to purchase 10,000 shares of Class A Common Stock under the Directors Plan upon commencement of service. Each director of the Company who is not eligible to hold shares of Class B Common Stock and whose commencement of service for the Company begins on or after January 30, 2001, is granted an initial option to purchase such number of shares of Class A Common Stock, not to exceed 10,000 shares, in the discretion of the Board of Directors. Each director of the Company who is not eligible to hold shares of Class B Common Stock may also be granted additional options to purchase shares of Class A Common Stock in the discretion of the Board of Directors. Each director who is eligible to hold shares of Class B Common Stock is granted an initial option to purchase 35,000 shares of Class B Common Stock upon commencement of service, and an additional option to purchase 22,500 shares of Class B Common Stock at each of the first four annual meetings of the stockholders of the Company following the Offering if the Eligible Director continues to be an Eligible Director.

      As of December 31, 2000, stock options to purchase 160,000 shares of Class A Common Stock and stock options to purchase 250,000 shares of Class B Common Stock were outstanding pursuant to the Directors Plan.

MANAGEMENT

      The executive officers of the Company, and their respective ages as of April 24, 2001, are as follows:

Name	Age	Position

C. Thomas Faulders, III	51	Chief Executive Officer and Chairman of the Board

Michael S. McNelly	50	Senior Vice President, The Americas

David N. Walker	42	Senior Vice President, Chief Financial Officer and Treasurer

Peter A. Deliso	40	Vice President, Corporate Affairs and Business Development, General Counsel and Secretary

Tricia L. Drennan	32	Vice President, Corporate Communications and Investor Relations, and Assistant Secretary

Terri Feely	35	Vice President, Human Resources

      C. Thomas Faulders, III. C. Thomas Faulders, III, was appointed Chairperson of the Board of Directors and Chief Executive Officer on May 15, 1999. Mr. Faulders served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc. from 1995 until the company was sold to TRW in 1998. During his tenure with BDM, Mr. Faulders served as President of the Integrated Supply Chain Solutions unit. From 1992 to 1995, Mr. Faulders was Vice President and Chief Financial Officer of Comsat Corporation, a provider of international communications and entertainment. From 1985 to 1992, he served in several senior sales, marketing and finance positions with MCI Communications Corporation, a long distance service provider.

      Michael S. McNelly. Michael S. McNelly has been the Company’s Senior Vice President, The Americas, since March 2000. Prior to re-joining the Company in March, Mr. McNelly worked for BroadStream Corp., where he served as Senior Vice President of Engineering and Operations. From May 1998 to July 1999, Mr. McNelly was the Company’s Senior Vice President, Telcom Services. From 1994 to May 1998, Mr. McNelly founded Koll Telecommunications Services and served as its President and CEO before it was acquired by the Company. Prior to that, he served as Executive Vice President of Engineering and Operations for LA Cellular. Before joining LA Cellular, Mr. McNelly was the Vice President and General Manager for PacTel Development Corporation and held several positions at Cellular One – San Francisco, including Vice President of Engineering and Operations.

      David N. Walker. David N. Walker was appointed Senior Vice President, Chief Financial Officer and Treasurer in June 1999. Prior to joining the Company, Mr. Walker served as Vice President and Controller of Marconi North America. From 1988 to early 1999, Mr. Walker held various accounting and finance positions, including Vice President and Controller, at BDM International, Inc. and at TRW Systems and Information Technology Group, which acquired BDM International, Inc. in 1997. Prior to BDM and TRW, Mr. Walker was Vice President and Controller of Cerbco. Prior to that, he worked as an auditor at the national accounting firm of Laventhol & Horwath. Mr. Walker is a certified public accountant.

      Peter A. Deliso. Peter A. Deliso has been the Company’s General Counsel since June 1994 and Vice President, Corporate Affairs & Business Development, and Secretary since January 1996. From late 1989 until January 1994, Mr. Deliso served as Corporate Counsel for Mobile Telecommunication Technologies Corp. (“Mtel”) and its various domestic and international subsidiaries. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.

      Tricia L. Drennan. Tricia L. Drennan was appointed Vice President of Corporate Communications and Investor Relations in February 2000. Ms. Drennan has been the Company’s Director of Corporate Communi-

cations and Investor Relations since January 1997. From 1993 to 1996, Ms. Drennan was in charge of the Company’s North American Sales and Marketing Group, at that time representing 70% of the Company’s revenue. Prior to her management tenure in the Company’s Sales and Marketing Group, Ms. Drennan was an Associate Engineer at the Company deployed in Germany to work on Europe’s first GSM network — D2.

      Terri Feely. Terri Feely was appointed Vice President, Human Resources in March 1999. From 1995 to 1999, Ms. Feely worked at PRC Realty Systems as Director of Human Resources. From 1991 to 1995, Ms. Feely was the Human Resources Manager for Learning Tree International, International Technical Training Company. From 1987 to 1991, Ms. Feely was Director of Employment with USLICO Corporation. Ms. Feely is a Certified Compensation Professional (CCP) from the American Compensation Association (ACA).

Executive Compensation

      The following table summarizes the compensation paid to the Named Executive Officers for the fiscal years ended December 31, 1998, 1999 and 2000.

				Long-Term Compensation Awards
		Annual
		Compensation(1)		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)	Compensation(2)

Named Executive Officers as of December 31, 2000

C. Thomas Faulders, III, Chief Executive Officer and Chairman of the Board	2000	$375,000	—	—	$4,000	(3)
	1999	195,000	$375,000	650,000	—

Michael S. McNelly, Senior Vice President, The Americas(4)	2000	188,000	50,000	45,000	4,000
	1999	91,667	—	25,000	25,000	(5)
	1998	75,000	—	50,000	—

David N. Walker, Senior Vice President, Chief Financial Officer and Treasurer	2000	190,000	19,000	30,000	4,000
	1999	104,000	95,000	75,000	—

Peter R. Zaugg, Senior Vice President, Europe, Middle East, Africa and Asia Pacific(6)	2000	219,000	61,000	30,000	39,000	(7)
	1999	196,000	90,000	—	—
	1998	44,000	63,000	60,000	—

Peter A. Deliso, Vice President, Corporate Affairs, General Counsel and Secretary	2000	158,000	14,000	12,000	4,000
	1999	142,000	150,000	25,000	4,000
	1998	120,000	—	—	4,000

Donald R. Rose, Senior Vice President and Chief Operating Officer(8)	2000	54,000	—	—	14,000	(9)
	1999	197,000	100,000	—	5,000
	1998	195,000	—	—	5,000

(1)	All amounts are rounded to the nearest $1,000.

(2)	All amounts are rounded to the nearest $1,000. Unless otherwise indicated, all other compensation represents contributions made to the Company’s 401(k) Plan on behalf of the applicable individual.

(3)	Includes $1,000 payment by the Company for life insurance.

(4)	Mr. McNelly rejoined the Company on March 1, 2000. From May 1998 to July 1999, Mr. McNelly was the Company’s Senior Vice President, Telcom Services.

(5)	Includes $22,000 for the payment of accumulated vested vacation time, and $3,000 automobile allowance.

(6)	Although Mr. Zaugg’s annual compensation is paid by LCC, United Kingdom, Ltd., pursuant to a Services Agreement, Mr. Zaugg was appointed by the Board of Directors of the Company to serve as the Company’s Senior Vice President, Europe, Middle East, Africa and Asia Pacific. Mr. Zaugg commenced a six-month paid leave of absence from the Company on March 1, 2001, and will resign from all positions held within the Company on September 1, 2001.

(7)	Includes $17,000 automobile allowance.

(8)	Mr. Rose resigned from the Company on March 31, 2000.

(9)	Includes $10,000 for the payment of accumulated vested vacation time.

Option Grants

      The following table summarizes the individual grants of stock options made during the year ended December 31, 2000 to each of the Named Executive Officers. Presently, 8,825,000 shares of Class A Common Stock are reserved for issuance under the Employee Plan.

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates
	Shares	% of Total			of Stock Price Appreciation
	Underlying	Options Granted			for Option Term
	Options	to Employees in	Exercise or Base	Expiration
Name	Granted	Fiscal year(1)	Price ($/Sh)	Date	5%	10%

C. Thomas Faulders, III	—	—	—	—	—	—

Michael S. McNelly	45,000	1.87%	$16.00	2/1/10	$452,804	$1,147,495

David N. Walker	30,000	1.2%	$16.00	2/1/10	$301,869	$764,996

Peter R. Zaugg (2)	30,000	1.2%	$16.00	2/1/10	$301,869	$764,996

Peter A. Deliso	12,000	0.48%	$16.00	2/1/10	$120,748	$305,999

Donald R. Rose (3)	—	—	—	—	—	—

(1)	Options granted to Dr. Singh and Neera Singh in 2000 are not included in computing percentages in the table since neither is an employee of the Company.

(2)	Mr. Zaugg commenced a six-month paid leave of absence from the Company on March 1, 2001, and will resign from all positions held within the Company on September 1, 2001.

(3)	Mr. Rose resigned from the Company on March 31, 2000.

Option Exercises and Year-End Values

      The following table provides information with respect to the Named Executive Officers regarding the exercise of options during the last fiscal year and the value of all unexercised options held at December 31, 2000:

			Number of
			Shares Underlying		Value of Unexercised
	Number of		Unexercised Options at		In-the-Money Options at
	Shares Acquired		December 31, 2000		December 31, 2000($)(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Named Executive Officers as of December 31, 2000:

C. Thomas Faulders, III	—	—	216,667	433,333	$293,750	$587,500

Michael S. McNelly	—	—	41,667	78,333	$244,793	$195,832

David N. Walker	—	—	25,000	80,000	$165,625	$331,250

Peter R. Zaugg (2)	—	—	40,000	50,000	$235,000	$117,500

Peter A. Deliso	20,000	$762,680	30,333	44,167	$178,206	$188,981

Donald R. Rose (3)	207,155	$6,295,288	—	—	—	—

(1)	Based on a per share closing price of $10.875 on December 31, 2000.

(2)	Mr. Zaugg commenced a six-month paid leave of absence from the Company on March 1, 2001, and will resign from all positions held within the Company on September 1, 2001.

(3)	Mr. Rose resigned from the Company on March 31, 2000.

Employment Agreements and Change-in-Control Arrangements

      C.  Thomas Faulders, III. Effective June 24, 1999, the Company entered into a three-year employment agreement with C. Thomas Faulders, III, the Chief Executive Officer of the Company. Mr. Faulders’ employment agreement provides for a minimum salary of $375,000 per annum, reimbursement of certain expenses, annual bonuses based on individual and objective annual Company performance criteria to be adopted by the Board of Directors and participation in the Company’s benefit plans. Mr. Faulders’

employment agreement further provides for an initial grant of options to purchase an aggregate of 150,000 shares of Class A Common Stock at an exercise price equal to the greater of: (a) $5.00 or (b) the fair market value of the Company’s Class A Common Stock on the date of grant. In addition, for so long as Mr. Faulders is employed by the Company, and in connection with Mr. Faulders’ annual salary and performance review, Mr. Faulders is eligible to receive annual grants of options to purchase 150,000 shares of the Company’s Class A Common Stock at a per share exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant. The options granted to Mr. Faulders pursuant to his employment agreement will vest in increments of one-third on each of the first, second and third anniversaries of the date of grant. Mr. Faulders’ options will also be subject to additional vesting in connection with a termination of employment due to death or disability.

      Mr. Faulders’ employment agreement provides that his options will be subject to acceleration upon: (a) the dissolution or liquidation of the Company, (b) the sale of substantially all of the assets of the Company, (c) certain mergers, consolidations or reorganizations of the Company where the Company is not the surviving entity, or (d) certain mergers, acquisitions or other transactions involving the Company resulting in any person or entity acquiring beneficial ownership of 51% or more of the combined voting power of all classes of stock of the Company.

      During the term of his employment and for a period of 18 months thereafter, Mr. Faulders may not (a) engage or otherwise become interested in any business of the Company or any of its subsidiaries as conducted or contemplated during his period of employment, (b) solicit or hire or induce the termination of any employee or other personnel providing services to the Company or any of its subsidiaries at the time, or within six months, of such solicitation, hiring or inducement or (c) take any action intended to cause any vendor, customer or business associate of the Company to terminate, sever, reduce or otherwise adversely alter its relationship with the Company.

      If the Company terminates Mr. Faulders’ employment other than for “Cause” or due to death or disability, Mr. Faulders shall continue to receive his full base salary and medical and health benefits for a period of 18 months commencing on the date of such termination. “Cause” is defined as termination by the Company because (a) Mr. Faulders commits an act of deceit, dishonesty, fraud or theft, (b) Mr. Faulders materially fails to perform his job responsibilities after having been provided notice and a reasonable opportunity to cure the problem, (c) Mr. Faulders commits a material violation of company policy under circumstances where he knew or should have known of the policy, (d) Mr. Faulders commits a material violation of the employment agreement or any other agreement he has with the Company including any violation of his obligations of confidentiality and non-competition, and (e) Mr. Faulders engages in immoral, unethical or illegal behavior, including violating his fiduciary obligations to the Company.

      The Company also entered into an unsecured, recourse loan agreement with Mr. Faulders on December 22, 1999, in the principal amount of $1,625,000. The proceeds of the loan were used for the purchase of 108,333 shares of Class A Common Stock of the Company for a per share price of $15.00. Interest on the loan is payable quarterly at an annual rate equal to 6.06%. The Company will pay Mr. Faulders a quarterly bonus equal to the amount necessary to pay the amount of the interest due on such date, provided that Mr. Faulders is employed by the Company on the date the interest payment is due. The entire principal balance of the loan, together with any accrued interest, will be due and payable in full on December 22, 2004. To the extent that the forgiveness of the loan does not result in an excise tax under Section 4999 of the Internal Revenue Code, all amounts outstanding under the loan shall be forgiven if one of the following events occurs: (a) the sale of substantially all of the assets of the Company, (b) certain mergers, consolidations or reorganizations of the Company where the Company is not the surviving entity, or (c) certain mergers, acquisitions or other transactions involving the Company resulting in any person or entity acquiring beneficial ownership of 51% or more of the combined voting power of all classes of stock of the Company.

      Michael S. McNelly. Effective March 1, 2000, the Company entered into a letter agreement with Michael S. McNelly. The agreement provides for at-will employment of Mr. McNelly on a full-time basis. Mr. McNelly’s annual salary under the agreement is $225,000 and he is eligible to receive annual bonuses of up to 50% of his annual base salary, which bonuses will be made at the Company’s discretion. Mr. McNelly was also awarded options to purchase 45,000 shares of the Company’s Class A Common Stock upon his appointment as Senior Vice President. Pursuant to the agreement, the Company will provide Mr. McNelly with a five-year loan in the amount of $500,000 for the sole purpose of purchasing shares of the Company’s Common Stock. Quarterly interest payments on the loan will be forgiven by the Company. The Company also entered into an Employee Agreement on Ideas, Inventions and Confidential Information with Mr. McNelly. This agreement provides, among other things, that for a period of one year after Mr. McNelly’s termination of employment, Mr. McNelly will not solicit any customer of the Company or compete with the Company. However, if Mr. McNelly voluntarily terminates his employment or the Company terminates his employment without “cause,” the non-compete and non-solicitation restrictions will apply only so long as the Company continues to pay Mr. McNelly’s salary and benefits.

      Peter R. Zaugg. Effective January 1, 1999, Peter R. Zaugg entered into a Service Agreement with LCC, United Kingdom, Ltd., a wholly-owned subsidiary of the Company (“LCC UK”). Mr. Zaugg’s annual salary under the agreement is SFR300,000 (300,000 Swiss Francs) and is subject to increases and discretionary annual bonuses of approximately 50% of his annual base salary. Pursuant to the agreement, Mr. Zaugg received a signing bonus of $50,000 upon his appointment as Senior Vice President. The agreement provides that either party terminating Mr. Zaugg’s employment must provide six month’s prior written notice of such termination. However, the Company may terminate the agreement without providing six month’s prior written notice if Mr. Zaugg (a) commits a serious breach of any obligation under the agreement, (b) is guilty of any fraud, dishonesty or other serious misconduct, (c) is convicted of any criminal offense involving dishonesty, (d) becomes bankrupt or makes any arrangement with his creditors, (e) becomes of unsound mind, (f) becomes unable to perform his duties by reason of illness, accident or any other reason or (g) fails to perform his job responsibilities after having been provided notice and a reasonable opportunity to cure the problem. If Mr. Zaugg’s employment is terminated for any other reason and LCC UK fails to provide six month’s prior written notice of such termination, Mr. Zaugg is entitled to receive his monthly salary until the date, if any, on which he secures alternative employment or enters into an arrangement in which he will act as a consultant to another person or business entity.

      The agreement provides that LCC UK may at any time require Mr. Zaugg to take a leave not in excess of six months during which he will not perform any duties except as LCC UK may request. During such leave period LCC UK and Mr. Zaugg shall otherwise be bound by the terms of the Agreement. Pursuant to the terms of his employment agreement, Mr. Zaugg commenced a six-month paid leave of absence from the Company on March 1, 2001, and will resign from all positions held within the Company on September 1, 2001.

      For a period of 12 months after termination of his employment, Mr. Zaugg may not (a) solicit or induce employees with whom he had significant contact with during his last 12 months of employment to leave LCC UK and join or provide services to a competing business, (b) solicit or induce a client of LCC UK with whom he had significant contact with during his last 12 months of employment to hire a competing business to provide services to the client that are similar to the services that both LCC UK supplied to the client and Mr. Zaugg was involved in to a material extent during his employment with LCC UK, or (c) solicit or induce suppliers with whom Mr. Zaugg had significant contact with during the last 12 months of his employment to provide supplies to a competing business.

      David N. Walker. Effective on or about June 14, 1999, David N. Walker entered into a letter agreement with the Company. The agreement provides for at-will employment of Mr. Walker on a full-time basis. Mr. Walker’s annual salary under the agreement is $190,000 and is subject to increases and discretionary annual bonuses of up to 50% of his annual base salary. Pursuant to the agreement, Mr. Walker was awarded options to purchase 75,000 shares of the Company’s Class A Common Stock and a signing bonus of $65,000 upon his appointment as Senior Vice President and Chief Financial Officer. The agreement also provides that in the event that the Company is acquired by another entity, Mr. Walker is entitled to receive severance payments equal to his full base salary and medical and health benefits for a period of one year. In addition, Mr. Walker’s stock options will fully vest upon a change of control of the Company. Upon request, Mr. Walker must assist with the transition after the change of control of the Company for three months in order to receive the severance payments.

      The Company has confidentiality, noncompetition and inventions agreements with most members of senior management, including the Named Executive Officers. These agreements provide (i) that the employee will not reveal any confidential information of the Company to any person, business entity or other organization without authorization from the Company, (ii) that the employee may not compete with the Company during the term of his or her employment and for a period of up to 18 months following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee, and (iii) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with the Company are the exclusive property of the Company.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has prepared the following report on the Company’s policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2000. The Compensation Committee is charged with making decisions with respect to the compensation of the Company’s executive officers and administering the Company’s various incentive compensation, stock and benefit plans. No member of the Compensation Committee is an employee of the Company. During 2000, the Compensation Committee was comprised of Steven J. Gilbert, Mark D. Ein and Dr. Rajendra Singh.

      Compensation arrangements during the Company’s 2000 fiscal year were determined in accordance with the Executive Compensation Policy set forth below and the implementation guidelines relating to the Executive Compensation Policy. The Compensation Committee considers compensation paid to its executive officers to be deductible for purposes of Section 162(m) of the Internal Revenue Code.

  Executive Compensation Policy

      Policy Purpose. To facilitate the recruitment, retention and motivation of the President and Chief Executive Officer, the Senior Vice Presidents, the Vice Presidents and such other persons the determination of whose compensation the Board of Directors shall determine (each of the foregoing, an “Executive”) will be covered by this policy (the “Executive Compensation Policy”) in ways consistent with the enhancement of shareholder value, service quality and employee satisfaction.

      Compensation Element. Executive compensation includes four principal elements: (i) base salary; (ii) employee benefits; (iii) annual incentive compensation; and (iv) equity participation (the “Principal Elements”).

      Criteria for Determination of Executive Compensation. In determining each of the Principal Elements of each Executive’s compensation, as well as the overall compensation package thereof, the following criteria shall be considered by the persons responsible for recommending or approving such compensation (each a “Reviewer”): (i) the compensation awarded to executives with comparable titles and responsibilities to those of such Executive by companies in the wireless telecommunications industry (or, to the extent information is not available, in comparable industries) whose revenues and earnings are comparable to those of the Company (the “Comparable Companies”), as reported by reliable independent sources; (ii) the results of operations of the Company during the past year, on an absolute basis and compared with the Company’s targeted results for such year as well as with the results of the Comparable Companies, as reported by reliable independent sources; (iii) the performance of such Executive during the past year, on an absolute basis and as compared with the performance targets set by the Company for such Executive for such year and the performance of the other Executives of the Company during such year; and (iv) any other factor which the Reviewers determine to be relevant. The weight to be given to each of the foregoing criteria shall be determined by the Reviewers in the exercise of reasonable judgment in accordance with the purposes of this Executive Compensation Policy and may vary from time to time or from Executive to Executive.

  Implementation Guidelines

      The implementation guidelines with respect to the Executive Compensation Policy provide that, on an annual basis, the Compensation Committee will review the compensation paid to the President and Chief

Executive Officer of the Company and, taking into account each factor set forth in the Executive Compensation Policy set forth above, submit to the Board of Directors its recommendation regarding the compensation to be paid to the President and Chief Executive Officer. Following a review of such recommendation, the Board of Directors will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. With regard to the compensation paid to each Executive other than the President and Chief Executive Officer, the President and Chief Executive Officer are empowered to review, on an annual basis, the compensation paid to each Executive during the past year and, taking into account each factor set forth in the Executive Compensation Policy, submit to the Board of Directors his recommendations regarding the compensation to be paid to such persons during the next year and following a review of such recommendations, the Compensation Committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate.

  Stock Options

      The Employee Plan provides for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code to employees of the Company or any of its subsidiaries, as well as the grant of non-qualifying options to employees and any other individuals whose participation in the Employee Plan is determined to be in the best interest of the Company. The Employee Plan authorizes the issuance of up to 8,825,000 shares of Class A Common Stock pursuant to options granted under the Employee Plan. The option exercise price for incentive stock options granted under the Employee Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Employee Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any year. The maximum number of shares of Class A Common Stock subject to options that can be awarded under the Employee Plan to any person is 1,000,000 shares.

      The Compensation Committee grants stock options to the Company’s executives in order to align the interests of those executives with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the common stock, which in turn results in stockholder gains. During 2000, the Company granted stock options to purchase an aggregate of 2,524,163 shares of Class A Common Stock to approximately 777 employees, including options to purchase an aggregate of 117,000 shares of Class A Common Stock to the Company’s five most highly compensated executive officers. The per share option exercise prices of options granted during 2000 ranged from $8.25 to $39.00, which generally equaled the fair market value of a share of Class A Common Stock on the respective dates of grant.

  Other Compensation

      The Company has adopted a contributory retirement plan, referred to as the “401(k) plan.” The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15% of pretax compensation, subject to certain limitations.

      The Board of Directors has authorized an Employee Stock Purchase Plan, referred to as the “ESPP.” The ESPP, which commenced upon completion of the Company’s Offering, provides substantially all full time employees an opportunity to purchase shares of Class A Common Stock through payroll deductions not to exceed $25,000 annually. Semi-annually, participant account balances are used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 108,911 shares were available for purchase under the ESPP on December 31, 2000.

  Chief Executive Officer Compensation

      The executive compensation policy described above is applied in setting Mr. Faulders’ compensation. Mr. Faulders generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The Compensation Committee’s general approach in establishing Mr. Faulders’ compensation is to be competitive with peer companies, but to have a large percentage of his target based upon objective performance criteria and targets established in the Company’s strategic plan.

      Mr. Faulders’ compensation for the year ended December 31, 2000, included $375,000 in base salary. Mr. Faulders’ salary for 2000 was based on, among other factors, the Company’s performance and the 1999 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Respectfully submitted,

COMPENSATION AND STOCK OPTION COMMITTEE

Steven J. Gilbert
Mark D. Ein
Dr. Rajendra Singh

Compensation Committee Interlocks and Insider Participation

      Dr. Rajendra Singh, a Director and a member of the Compensation Committee, is Chairman of the Members Committees of Telcom Ventures and RF Investors. As of April 2, 2001, RF Investors owned approximately 41.3% of the outstanding Common Stock of the Company, and Telcom Ventures owned 99% of the outstanding interests in RF Investors. As of April 2, 2001, Telcom Ventures owned approximately 45.4% of the outstanding Common Stock of the Company and Dr. Singh and members of his family and certain family trusts beneficially owned 75% of the outstanding interests in Telcom Ventures.

  Corporate Opportunity

      Concurrently with the Offering, the Company and Telcom Ventures, RF Investors, Cherrywood, Dr. Rajendra Singh, Neera Singh, certain Singh family trusts (the five immediately foregoing persons and entities being collectively referred to as the “Singh Family Group”) and the Carlyle Investors (all of the foregoing, together with their respective successors or members of their immediate family, the “Telcom Ventures Group”) entered into an Intercompany Agreement. Under the Intercompany Agreement, Telcom Ventures, RF Investors, Cherrywood and the Singh Family Group have agreed that, until the earlier of (i) the date on which the Telcom Ventures Group no longer possesses voting control of the Company or (ii) the occurrence of certain termination events specified in the 1993 Formation Agreement among the members of the Telcom Ventures Group (the “Formation Agreement”), none of them will, directly or indirectly, participate or engage, other than through the Company, in any of the Company’s traditional business activities, defined as (i) the provision of cellular radio frequency engineering and network design services to the wireless telecommunications industry, (ii) the provision of program management services or deployment or construction related consulting services to the wireless telecommunications industry and (iii) the manufacture, sale, license, distribution or servicing of any radio network planning software tools or drive test field measurement and analysis equipment which are used by the Company in connection with the Company services described in the foregoing clauses (i) or (ii). The foregoing prohibition does not apply to services provided to third parties in which any member of the Telcom Ventures Group holds or is considering the acquisition of an investment where the provision of services is incidental to such member’s investment or to the ownership by any member of the Telcom Ventures Group of up to 5% of the outstanding securities of any entity as long as no member of the Telcom Ventures Group participates in the management of such entity. Under the Intercompany Agreement, each of the Carlyle Investors (but not its affiliates) has also agreed not to invest in any entity whose primary business is to compete with the Company in its traditional business activities (excluding the program management and towers businesses) until the earlier of (i) the date on which such Carlyle Investor no longer owns, directly or indirectly, an interest in the Company or (ii) the occurrence of certain termination events specified in the Formation Agreement.

      In consideration of the foregoing agreements of the Telcom Ventures Group, the Company has agreed that, if any opportunity to invest in or acquire a third party the value of which could reasonably be deemed to exceed $1 million (an “Investment Opportunity”) is presented to the Company and the Company wishes to refer such Investment Opportunity to a third party, the Company must give written notice to Telcom Ventures of such Investment Opportunity. Telcom Ventures has five business days following its receipt of the notice to inform the Company of its desire to pursue the Investment Opportunity. If Telcom Ventures does not wish to pursue the Investment Opportunity, or fails to provide timely notice to the Company of its interest, the Company may refer the Investment Opportunity to any third party.

  Advances To and From Telcom Ventures and Related Parties

      Immediately following the Offering, the Company made a loan of $3.5 million to Telcom Ventures from proceeds of the Offering to assist Telcom Ventures in paying certain taxes due in connection with the assumption by the Company of the Telcom Ventures Notes (as defined below) in connection with the Offering. The loan is repayable over five years, with equal annual principal payments over the term of the loan. Interest accrues at the rate of LIBOR plus 1.75% and is payable annually. The loan constitutes senior indebtedness of Telcom Ventures. The Company may declare the loan to be due and payable if, upon the sale of shares of Common Stock by Telcom Ventures or any of its affiliates (defined as each entity controlling, controlled by or under common control with, Telcom Ventures, each natural person that controls Telcom Ventures and each member of Telcom Ventures as of the date of the loan), Telcom Ventures and such affiliates, in the aggregate, own less than 25% of the outstanding Common Stock of the Company. In September 2000, Telcom Ventures paid $700,000 of principal and approximately $100,000 of interest to the Company pursuant to the loan agreement.

  Registration Rights

      Concurrently with the Offering, the Company, RF Investors and MCI WORLDCOM Network Services, Inc. (formerly known as MCI Telecommunications Corporation (“MCI”)) entered into a Registration Rights Agreement relating to the Class A Common Stock issuable upon conversion of Class B Common Stock (or upon conversion of indebtedness of the Company to MCI, which occurred in August 1999). Under the Registration Rights Agreement, RF Investors and MCI have certain “demand” rights to require the Company to register its Common Stock for sale and may register shares on a “piggyback” basis in connection with most registered public offerings of securities of the Company.

  The Merger

      Pursuant to the merger of LCC, L.L.C., the Company’s predecessor (the “Limited Liability Company”), with and into the Company (the “Merger”) in connection with the Offering, the Company is required to indemnify Telcom Ventures, RF Investors, Cherrywood, the Carlyle Investors and TC Group, L.L.C. (“TC Group”) against any liability for obligations and liabilities associated with the Limited Liability Company’s operations.

  Provision of Services and Products to Telcom Ventures and Parties Related Thereto

      The Company provides engineering services and software products to Telcom Ventures and various other companies owned, in part, by Telcom Ventures or its members. Revenues earned by the Company during 2000 for such services and products were approximately $1,870,789. Trade accounts receivable from these related parties for the services and products provided by the Company were $177,277 on December 31, 2000.

      Concurrently with the Offering, the Company and Telcom Ventures entered into an Overhead and Administrative Services Agreement. Pursuant to the Overhead and Administrative Services Agreement, certain management personnel and other employees of the Company provide certain administrative services, principally related to human resource management functions. Telcom Ventures is obligated to pay the Company a monthly fee for such administrative services and office space based on a reasonable estimate of the Company’s cost of providing same. While this agreement is not the result of arm’s length negotiations, it is designed to reimburse the Company for its costs in providing such services (including costs of personnel), and the Company believes that the terms of such agreements are reasonable. On December 31, 2000, the accounts receivable from this agreement were $264,296.

      For a description of certain other transactions, see “Certain Relationships and Related Transactions.”

Report of the Audit Committee of the Board of Directors

      The Audit Committee is currently comprised of Steven J. Gilbert, Susan Mayer and Dr. Arno A. Penzias; Mr. Gilbert is Chairperson of the Committee. The Audit Committee’s responsibilities, which are set forth in the written charter attached as Exhibit A to this proxy statement, includes examining and considering matters relating to the financial affairs of the Company, such as reviewing the Company’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of the Company’s internal financial and accounting controls. The Audit Committee held three meetings during the year ended December 31, 2000.

      The current members of the Audit Committee meet the independence and experience requirements set forth in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. However, Dr. Penzias has decided not to stand for re-election, and his term of office as a director will end after the meeting to which this proxy statement relates. The Company’s Board of Directors is actively searching for a new director to replace Dr. Penzias. The Board of Directors expects to appoint a director to the Audit Committee prior to June 14, 2001, in order to comply with applicable Nasdaq rules.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2000 with management and with the Company’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

      Based on the Audit Committee’s review of the Company’s audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Dr. Arno A. Penzias
Steven J. Gilbert
Susan Mayer

Independent Public Accountants

  Audit Fees

      For the fiscal year ended December 31, 2000, the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended December 31, 2000 were $155,000.

  Financial Information Systems Design and Implementation Fees

      For the fiscal year ended December 31, 2000, the Company did not incur any charges or pay any fees related to any financial information systems design and implementation services provided by KPMG LLP.

  All Other Fees

      For the fiscal year ended December 31, 2000, the aggregate fees billed for services rendered by KPMG LLP, other than the fees discussed in the foregoing paragraphs, were $231,100, which related to tax services. The Audit Committee of the Board of Directors of the Company has determined that the provision of these services is compatible with maintaining the independence of KPMG LLP.

Comparative Stock Performance

      The following chart sets forth comparative information regarding the Company’s cumulative stockholder return on its Class A Common Stock since its initial public offering completed in September 1996. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a particular period by the share price at the beginning of the measurement period. The Company’s cumulative stockholder return based on an investment of $100 at September 25, 1996 when the Company’s Class A Common Stock was first traded on the Nasdaq National Market at its closing price of $20.25 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded companies which are principally in the wireless network services business (the “Peer Group”) during that same period. Previously, our Peer Group consisted of the following companies: Allen Telecom Inc., American Management Systems, Incorporated, Giga Information Group, Inc., Management Network Group, Inc., Mastec Inc., Salient 3 Communications Inc. and Wireless Facilities Inc. (collectively, the “Old Peer Group”). We have revised our Peer Group to consist of the companies that analysts following the wireless industry regard as our peer group. As of December 31, 2000, our Peer Group consists of the following companies: Dycom Industries Inc., Lexent Inc., Management Network Group Inc., Mastec Inc., o2wireless Solutions Inc., Tetra Technologies Inc. and Wireless Facilities Inc. (collectively, the “New Peer Group”).

COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*

Among LCC International, Inc., the NASDAQ Stock Market — US Index, a New Peer Group and an Old Peer Group

*	$100 invested on 9/25/96 in stock or index — including reinvestments of dividends. Fiscal year ending December 31.

Certain Relationships and Related Transactions

      The following is a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities. For a description of certain other transactions, see “Compensation Committee Interlocks.”

  Carlyle Option Designee Stock Options

      The Company has reserved 85,000 shares of Class A Common Stock (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction) for issuance pursuant to options to be granted to a designee of the Carlyle Investors (the “Carlyle Option Designee Stock Options”). The option exercise price for the Carlyle Option Designee Stock Options will be 100% of the fair market value of the Class A Common Stock on the date of grant of the option. TC Group was granted an initial option to purchase 25,000 shares of Class A Common Stock in connection with the Offering at an exercise price of $16.00 per share. TC Group was granted further options to purchase additional shares of Class A Common Stock as follows: (i) options to purchase 15,000 shares of Class A Common Stock at an exercise price of $20.125 were granted on September 24, 1997, (ii) options to purchase 15,000 shares of Class A Common Stock at an exercise price of $8.68 per share were granted on September 24, 1998; (iii) options to purchase 15,000 shares of Class A Common Stock at $7.938 per share were granted on September 24, 1999; and (iv) options to purchase 15,000 shares of Class A Common Stock at $17.25 per share were granted on September 25, 2000. Options granted vested immediately. The options will expire no later than the fifth anniversary of the date of grant.

  Certain Relationships Between Cherrywood and the Carlyle Investors Affecting the Company

      The RF Investors and Telcom Ventures limited liability company agreements provide that, for as long as the Carlyle Investors collectively own at least 5% of the total membership interests of Telcom Ventures, Telcom Ventures shall vote any and all shares of the Company held by it, and shall cause RF Investors to vote any and all shares held by it, from time to time: (i) to elect as directors of the Company up to two persons recommended by the Carlyle Investors and (ii) to not take any of the following actions without the consent of the Carlyle Investors: (a) approve any amendment to the Certificate of Incorporation or the Bylaws of the Company; (b) approve the incurrence by the Company of any debt (or the granting of security relating to the incurrence of debt) if as a result of such incurrence, the debt to equity ratio of the Company exceeds 6:1, or, if as a result of such debt incurrence, the total outstanding debt of the Company exceeds $50 million plus or minus, as the case may be, the cumulative net income or net losses of the Company after January 1994; (c) approve any new affiliated party transactions in excess of $150,000 or of modifications to existing transactions, subject to certain limited exceptions; (d) approve appointment of independent accountants of the Company other than one of the “big five” accounting firms; or (e) approve certain events relating to bankruptcy or insolvency of the Company.

      The RF Investors and Telcom Ventures limited liability company agreements provide for various rights of the Carlyle Investors to cause the distribution to the Carlyle Investors of Common Stock held by RF Investors. The Carlyle Investors currently have the right to cause the distribution to the Carlyle Investors (by RF Investors and then Telcom Ventures), of up to the Carlyle Investors’ indirect proportionate interest in the shares of Common Stock then held by RF Investors which is in excess of 10% of the Common Stock then outstanding (treating Class A Common Stock and Class B Common Stock as a single class of Common Stock for this purpose). The Carlyle Investors’ initial indirect proportionate interest in RF Investors is 25%, which interest will be recalculated following any non-proportional distribution to the Carlyle Investors. Beginning on October 1, 2001, the Carlyle Investors will have the right to cause the distribution to the Carlyle Investors (by RF Investors and then Telcom Ventures), of up to the full amount of the Carlyle Investors’ then indirect proportionate interest in the shares of Common Stock, so long as the Common Stock remaining held by RF Investors would leave RF Investors with at least 51% of the voting power of the Common Stock then outstanding. Upon the first distribution to the Carlyle Investors, the Carlyle Investors will have the right to exercise one of the three rights held by RF Investors to demand registration of shares of Common Stock under the Securities Act of 1933. The ability of the Carlyle Investors to require distributions of Class A Common Stock or demand a registration thereof would be subject to a determination by an investment banker reasonably acceptable to RF Investors and the Carlyle Investors that such action would not materially adversely impact the market for the Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers, directors and persons who own more than 10% of the Company’s Class A Common Stock file with the SEC reports about their ownership of the Company’s Class A Common Stock. The reporting persons are required by rules of the SEC to furnish the Company will copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports furnished to the Company by its directors and officers during and with respect to the year 2000, or upon written representations that no other reports were required, the Company believes that during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal 2)

      KPMG LLP has been the Company’s independent auditor since 1994. The selection of KPMG LLP has been ratified by the stockholders in all Annual Meetings since such engagement. The Company has selected KPMG LLP for the current year, and has proposed that the stockholders of the Company ratify this selection during the 2001 Annual Meeting. It is expected that representatives of KPMG LLP will be present at the 2001 Annual Meeting to make a statement if they so desire or to respond to appropriate questions.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as the principal accountant of the Company KPMG LLP.

      The Board of Directors recommends a vote FOR the Ratification of its Selection of Independent Public Accountant.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS

TO BE INCLUDED IN PROXY MATERIALS

      Any proposal or proposals intended to be presented by any stockholder at the 2002 Annual Meeting of Stockholders must be received by the Company by January 31, 2002 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2002 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2002 annual meeting of stockholders will be considered untimely, and management will be entitled to vote proxies in its discretion with respect to such proposal, if the Company does not receive notice of the proposal prior to the close of business on March 10, 2002.

OTHER BUSINESS TO BE TRANSACTED

      As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

PETER A. DELISO
Secretary

McLean, Virginia
April 24, 2001

A copy of the Company’s Annual Report to Stockholders accompanies this proxy statement.

ATTACHMENT A

Audit Committee Charter

LCC International, Inc.

Purpose

      The audit committee of the board of directors shall assist the board in monitoring (1) the integrity of the financial statements of the company, (2) the company’s compliance with legal and regulatory requirements and (3) the independence and performance of the company’s internal and external auditors.

Composition

      Effective June 14, 2001, the membership of the audit committee shall consist of at least three members of the board of directors, who shall serve at the pleasure of the board of directors and be appointed by the full board of directors, and who shall meet the following criteria:

1.	Each member of the audit committee must be an “independent director” within the meaning of the applicable rules of The Nasdaq Stock Market, Inc. as in effect on June 14, 2001.

2.	Each member of the audit committee must be able to read and understand fundamental financial statements, including the company’s balance sheet, income statement, and cash flow statement, or become able to do so within a reasonable period of time after his or her appointment to the audit committee.

3.	At least one member of the audit committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      Prior to June 14, 2001, the membership of the audit committee shall consist of at least two members of the board of directors, who shall serve at the pleasure of the board of directors and be designated by the full board of directors, and who shall be “independent directors” within the meaning of the applicable rules of The Nasdaq Stock Market, Inc. in effect prior to that date.

Responsibilities

      In meeting its responsibilities, the audit committee is expected to:

        1.  Make regular reports to the board.

2.	Review and reassess the adequacy of the committee’s charter annually and recommend any proposed changes to the board of directors for approval.

3.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the company’s system of internal controls.

4.	Determine whether to recommend to the board of directors that the annual audited financial statements be included in the company’s annual report on Form 10-K.

5.	Review with management and the company’s independent auditors any significant financial reporting issues raised by them in connection with the preparation of the company’s annual audited financial statements.

6.	Review proposed major changes to the company’s auditing and accounting principles and practices that are brought to the attention of the audit committee by independent auditors, internal auditors or management.

7.	Recommend to the board of directors the independent auditors to be engaged.

A-1

8.	Obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the company, consistent with Independence Standards Board Standard 1.

9.	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

10.	Take, or recommend that the full board of directors take, appropriate action to oversee the independence of the independent auditors.

11.	Review the performance of the independent auditors and, if so determined by the audit committee, recommend that the board replace the independent auditors.

12.	Review the appointment and replacement of the senior internal auditing executive, if any.

13.	Review any significant reports to management prepared by the internal auditing department, if any, and management’s responses.

14.	Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

15.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

16.	Review with the independent auditors any management letter provided or to be provided by the auditors and management’s response to that letter.

17.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company’s annual proxy statement.

18.	Review with the board as necessary in the audit committee’s judgment the company’s policies and procedures regarding compliance with applicable laws and regulations and with the company’s code of conduct, if any.

19.	Review with counsel legal matters that are brought to the audit committee’s attention and that may have a material impact on the financial statements, the company’s compliance policies and material reports or inquiries received from regulatory bodies.

20.	Meet at least annually with the chief financial officer, the senior internal auditing executive, if any, and the independent auditor in separate executive sessions.

Powers

      The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The committee may ask members of management or others to attend its meeting and provide pertinent information as necessary.

Relationship with Auditors and Board of Directors

      The company’s independent auditors are ultimately accountable to the board of directors of the company and to the audit committee, as representatives of the stockholders of the company. The board of directors and the audit committee have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and independent auditors. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and independent auditors or to assure compliance with laws and regulations and the company’s code of conduct, if any.

A-2

REVOCABLE PROXY

LCC INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder hereby appoints C. Thomas Faulders, III, and David N. Walker, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Thursday, May 24, 2001 at 10:00 a.m. (eastern daylight time) at the Company’s offices, 7925 Jones Branch Drive, McLean, Virginia, 22102, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the matters designed below.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 24, 2001 and the Company’s Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
LCC INTERNATIONAL, INC.

MAY 24, 2001

/ PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED /

Proposal One:	Election of the Board of Directors:

[ ] FOR all nominees listed at right (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for all nominees listed at right.

Nominees:	Mark D. Ein C. Thomas Faulders, III Steven J. Gilbert Gregory S. Ledford Susan Mayer Dr. Rajendra Singh Neera Singh

(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee’s name at right.)

Proposal Two:	Proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

In their discretion, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof, in accordance with the recommendations of a majority of the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

      If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

I PLAN TO ATTEND THE MAY 24, 2001 ANNUAL STOCKHOLDERS MEETING [  ]

____________________________________________________________________     Date:_____________, 2001 SIGNATURE OF STOCKHOLDER OR AUTHORIZED REPRESENTATIVE

NOTE:	Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.